Exhibit 2.2

FORM OF

AGREEMENT AND PLAN OF MERGER

dated as of

                    , 2011

among

SERVICESOURCE INTERNATIONAL, INC.,

GA SS HOLDING LLC,

GA SS HOLDING II LLC,

SSLLC HOLDINGS, INC.,

and

BENCHMARK CAPITAL PARTNERS V, L.P.

-i-

TABLE OF CONTENTS

(continued)

-ii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of , 2011, by and among ServiceSource International, Inc., a Delaware corporation (the “Company”), GA SS Holdings LLC, a Delaware limited liability company (“GA”), GA SS Holding II LLC, a Delaware limited liability company (“GA II”), SSLLC Holdings, Inc., a Delaware corporation (“SSLLC”), and Benchmark Capital Partners V, L.P., a Delaware limited liability company (“Benchmark”). The Company, GA, GA II, SSLLC, and Benchmark are collectively referred to herein as the “Parties” and each individually is referred to herein as a “Party.” This Agreement and the transactions contemplated hereby (including the Mergers, as defined below) shall not be consummated until the date that the Securities and Exchange Commission has declared the Company’s Registration Statement on Form S-1 (File No. 333-171271) (the “Registration Statement”) effective under the Securities Act of 1933, as amended (the “Effectiveness of the Registration Statement”).

WHEREAS, in anticipation of the initial public offering of the Company, (i) on the date hereof, the Company has previously completed a conversion from a limited liability company to a corporation, (ii) the board of directors of the Company and the board of managers of GA deem it advisable that GA merge with and into the Company (the “GA Merger”) and (iii) the board of directors of the Company and the board of directors of SSLLC deem it advisable that SSLLC merge with and into the Company (the “SSLLC Merger,” and collectively with the GA Merger, the “Mergers”), in each case, upon the terms and subject to the conditions set forth herein and in accordance with Delaware Law (as defined below); and

WHEREAS, the board of directors or managers, as applicable, and, if applicable, the equityholders of each of the Company, GA, and SSLLC have approved the GA Merger and the SSLLC Merger, respectively, in accordance with the requirements of Delaware Law and their respective organizational documents.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any of the other Parties to this Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California and New York, New York are authorized or required by applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Delaware Law” means, collectively, the DGCL and the DLLCA.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Law” means any law, statute, regulation, rule, permit, license, certificate, judgment, order, award or other legally binding decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge or security interest in respect of such property or asset.

“Material Adverse Effect” means a material adverse effect on the ability of the applicable Merged Entity to consummate the transactions contemplated by the Transaction Documents.

“Merged Entities” means GA and SSLLC, and the term “Merged Entity” means any one of them, as the case may be.

“Permitted Liens and Exceptions” means Liens for Taxes, assessments and similar charges that are not yet due and payable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Registration Rights Agreement” means that certain Registration and Information Rights Agreement, dated December 8, 2006, by and among the Company, GA, SSLLC and the other parties thereto.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Person.

“Tax” means (1) any tax, governmental fee or other like assessment or charge of any kind whatsoever; including, but not limited to, withholding on amounts paid to or by any Person, federal and state income taxes, real property gains taxes, sales and use taxes, escheat taxes, abandoned or unclaimed property taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, capital stock taxes, real and personal property taxes, environmental taxes, transfer taxes, severance taxes, alternative or add-on minimum taxes, and custom duties, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (whether federal, state, local, municipal, foreign or otherwise) responsible for the imposition of any such tax (a “Taxing Authority”) and (2) any liability for the payment of any amount of the type described in the immediately preceding clause (1) as a result of a Merged Entity being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce income or franchise taxes (including, without limitation, deductions and credits related to alternative minimum taxes) and losses or deductions deferred by the Code or other applicable law.

“Transaction Documents” means this Agreement and the Exhibits attached hereto.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Benchmark	Preamble
Certificate of Merger	2.01(b)
Claim	7.03(a)
Closing	2.02
Company	Preamble
Damages	7.02(a)
Effectiveness of the Registration Statement	Preamble
GA	Preamble
GA II	Preamble
GA Merger	Recitals
GA Tax Loss	6.03(a)
Indemnified Party	7.03(a)
Indemnifying Party	7.03(a)
Merger Effective Time	2.01(b)

Term	Section
Mergers	Recitals
Parties	Preamble
Party	Preamble
Potential Contributor	7.05
Registration Statement	Preamble
Returns	6.01
Securities	3.05
SSLLC	Preamble
SSLLC Merger	Recitals
SSLLC Tax Loss	6.03(a)
Surviving Company	2.01(a)
Tax Benefit	6.03(c)
Tax Loss	6.03(a)
Third Party Claim	7.03(b)
Transfer Taxes	6.02(b)
Warranty Breach	7.02(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Exhibits are to Articles, Sections, and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written,” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws,” or to a particular statute or law shall be deemed also to include any and all Laws.

ARTICLE 2

THE MERGERS AND OTHER TRANSACTIONS

Section 2.01 The Mergers.

(a) At the Merger Effective Time (as defined below), and in accordance with the applicable provisions of this Agreement and Delaware Law, each of GA and SSLLC shall be merged with and into the Company. Following the Mergers, the separate corporate or limited liability company existence, as applicable, of each of GA and SSLLC shall cease and the Company shall continue as the surviving company (the “Surviving Company”).

(b) On the date of Effectiveness of the Registration Statement, at least one hour prior to the Effectiveness of the Registration Statement or such time as may be determined by the Chief Financial Officer of the Company (and, for the avoidance of doubt, after the effectiveness of the conversion of the Company from a limited liability company to a corporation), the Company shall cause a certificate of merger in form and substance as set forth on Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, all as provided for and in accordance with Section 251 and Section 264 of the DGCL and Section 18-209 of the DLLCA. The Merger shall become effective at the time and date as provided under Delaware Law and as specified in the Certificate of Merger (the “Merger Effective Time”). References to the Company after the Merger Effective Time shall mean the Surviving Company.

(c) Each Merger shall have the effects set forth under Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the properties, rights, privileges, and powers of each of GA and SSLLC shall vest in the Surviving Company, and all debts, liabilities, and duties of each of GA and SSLLC shall become the debts, liabilities, and duties of the Surviving Company. Notwithstanding the foregoing, it is hereby acknowledged and agreed that upon the consummation of the Mergers the respective rights and obligations of GA and SSLC under the Registration Rights Agreement shall be transferred to GA II and Benchmark, respectively, in accordance with Section 2.9 of the Registration Rights Agreement.

(d) The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(e) Subject to applicable Law, (i) the directors of the Company immediately prior to the Merger Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal, and (ii) the officers of the Company immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

(f) All of the equity interests of each of GA and SSLLC outstanding as of immediately prior to the Merger Effective Time shall, as of the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party hereto or the holder thereof or any other Person, be canceled and extinguished and converted into the right to receive the consideration specified in Section 2.01(g). All of such outstanding equity interests of GA and SSLLC when so converted, shall no longer be outstanding and shall automatically be canceled and the former holders thereof shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Section 2.01(g).

(g) At the Merger Effective Time:

(i) in respect of the outstanding equity interests of GA held by GA II immediately prior to the Merger Effective Time and canceled and extinguished by virtue of the GA Merger, GA II shall receive the number of shares of common stock of the Company equal to the number of shares of common stock of the Company held by GA immediately prior to the GA Merger; and

(ii) in respect of the outstanding equity interests of SSLLC held by Benchmark and GA II immediately prior to the Merger Effective Time and canceled and extinguished by virtue of the SSLLC Merger, each of Benchmark and GA II shall receive the number of shares of common stock of the Company equal to the number of shares of common stock of the Company held by SSLLC, respectively, immediately prior to the Merger Effective Time, and such shares of common stock of the Company received pursuant to the Merger shall be free and clear of all security interests, claims, liens, equities or other encumbrances.

(h) By their execution of this Agreement, Benchmark and GA II, as the only stockholders of SSLLC, and GA II, as the sole member of GA, each waives its right to any dissent to the SSLLC Merger and the GA Merger, respectively, and demand appraisal for its shares of SSLLC under the DGCL or equity interests of GA under the DLLCA or otherwise.

Section 2.02 Closing. The closing (the “Closing”) of the transactions contemplated hereunder shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304. At the Closing:

(i) The Certificate of Merger shall be filed pursuant to the terms of Section 2.01.

(ii) Each of the Parties shall deliver such other documents, instruments and agreements as are required to be delivered by such Party at the Closing pursuant to this Agreement.

Section 2.03 Distribution of Assets. Prior to the Merger Effective Time, each Merged Entity shall dividend or otherwise distribute all of its assets (other than equity interests of the Company held by such Merged Entities and an amount of cash that has been estimated in good faith by each Merged Entity to be sufficient to pay all liabilities of such Merged Entity, including Taxes for the Pre-Closing Tax Period after taking into account any required Tax distributions by the Company) to its equity holders and shall take all necessary action required under Delaware Law related to such dividend or distribution.

Section 2.04 Payment of Indebtedness. No later than immediately prior to the Closing, each Merged Entity shall repay all indebtedness for borrowed money of such Merged Entity outstanding immediately prior to the Closing, of any kind or nature whatsoever, including any obligations related thereto (including any accrued interest or prepayment penalties). At Closing, each Merged Entity shall deliver the Company customary payoff letters from each holder of any indebtedness of such Merged Entity to be repaid at the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE MERGED ENTITIES

Each of the Merged Entities, severally and not jointly, represents and warrants to the Company, solely with respect to itself and not with respect to the other Merged Entity, as of the date hereof that:

Section 3.01 Corporate Existence and Power. Such Merged Entity is a corporation or limited liability company duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable.

Section 3.02 Corporate Authorization. The execution, delivery and performance by such Merged Entity of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate or limited liability powers and authority, as applicable, of such Merged Entity and have been duly authorized by all necessary corporate or limited liability action, as applicable, on the part of such Merged Entity. Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of such Merged Entity enforceable against such Merged Entity in accordance with its respective terms, (a) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

Section 3.03 Governmental Authorization. The execution, delivery and performance by such Merged Entity of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or notice to, any governmental body, agency or official other than the Certificate of Merger and any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04 Noncontravention. The execution, delivery and performance by such Merged Entity of any of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with the organizational documents of such Merged Entity, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to such Merged Entity, (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Merged Entity, or to a loss of any benefit to which such Merged Entity is entitled, under any provision of any agreement, contract or other instrument to which such Merged Entity is a party or by which it or its properties or assets is bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to such Merged Entity or its assets, except, in the case of clauses (b),(c) or (d), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Capitalization. GA represents and warrants that GA II owns 100% of the equity interests of GA. SSLLC represents and warrants that Benchmark owns 97.66% and GA II owns 2.34% of the issued and outstanding capital stock of SSLLC. All of the capital stock or equity interests, as applicable, of such Merged Entity have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable). Other than the capital stock or equity interests issued to GA II or Benchmark described in this Section 3.05, there are no outstanding (i) capital stock or equity interests or other voting securities of such Merged Entity, (ii) securities of such Merged Entity convertible into or exchangeable for capital stock or equity interests or other voting securities of such Merged Entity or (iii) options or other rights to acquire from such Merged Entity, or other obligation of such Merged Entity to issue, any capital stock or equity interests or other voting securities of such Merged Entity or securities convertible into or exchangeable for capital stock or equity interests or other voting securities of such Merged Entity (the items in clauses (i) through (iii) being referred to collectively as the “Securities”). There are no outstanding obligations of such Merged Entity to repurchase, redeem or otherwise acquire any Securities and there are no agreements or other instruments relating to the issuance, sale or transfer by such Merged Entity of any Securities.

Section 3.06 Indebtedness; Liabilities. Other than its investment in the Company and related transactions and the transactions contemplated by the Transaction Documents, such Merged Entity (i) has not conducted any business since its formation and (ii) has no indebtedness or other material liabilities as of the Merger Effective Time, including any liability for Taxes in excess of any Tax distributions required by the Company.

Section 3.07 Inspections; No Other Representations. No Merged Entity makes any express or implied representations or warranties of any nature, whether in writing, oral or otherwise, made by or on behalf of or imputed to any Merged Entity or any of its Affiliates, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, no Merged Entity nor any of their Affiliates makes any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to the Company of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or any other information or documents made available to the Company or its counsel, accountants or advisors with respect to any Merged Entity or any of the foregoing business, assets, liabilities or operations.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the other Parties, as of the date hereof, that:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 4.02 Corporate Authorization. The execution, delivery and performance by the Company of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of the Company and have been duly authorized by all necessary limited liability company action on the part of the Company. Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, (i) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or material notice to, any governmental body, agency or official other than: (1) the filing of the Certificate of Merger; and (2) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents.

Section 4.04 Noncontravention. The execution, delivery and performance by the Company of any of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with the certificate of incorporation of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company, (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument to which the Company is a party or by which the Company or its properties or assets are bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to the Company or its properties or assets, except, in the case of clauses (b), (c) or (d), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.05 Capitalization. All of the capital stock or equity interests, as applicable, of the Company have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable), and will, as of the completion of the initial public offering of the Company, conform as to legal matters to the description thereof contained in the Registration Statement.

ARTICLE 5

COVENANTS OF THE PARTIES

Each of the Parties hereto agrees that:

Section 5.01 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by any of the Transaction Documents. Each Party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by any of the Transaction Documents.

Section 5.02 Public Announcements. Other than the Company, none of the other Parties hereto may issue any press release or make any public statement with respect to any Transaction Document or the transactions contemplated thereby.

ARTICLE 6

TAX MATTERS

Section 6.01 Tax Representations. Each Merged Entity, severally and not jointly, represents and warrants to the Company, solely with respect to itself and not with respect to the other Merged Entity, as of the date hereof that (a) all Tax returns, statements, reports and forms (collectively, “Returns”) that are material and are required to be filed with any Taxing Authority by, or with respect to, such Merged Entity on or before the Closing Date (taking into account any duly obtained extensions) have been, or will be, timely filed, (b) such Merged Entity has timely paid all Taxes due and payable by such Merged Entity (whether or not shown on any Returns), (c) the Returns that have been filed are true, correct and complete in all material respects, (d) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to such Merged Entity in respect of any material Tax, (e) such Merged Entity has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party, (f) there is no claim pending or to such Merged Entity’s knowledge proposed or threatened by a Taxing Authority in a jurisdiction where such Merged Entity does not file Returns that such Merged Entity is or may be subject to taxation in such jurisdiction, and (g) such Merged Entity has not consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority.

Section 6.02 Tax Covenants.

(a) The Company shall prepare and timely file all Returns that are required to be filed after the Closing reflecting the income of each Merged Entity for all Pre-Closing Tax Periods. No later than thirty (30) days prior to filing any such Return, the Company shall submit such Return to GA II (in the case of GA) and Benchmark (in the case of SSLLC) for its review and consent. If the Returns for the Pre-Closing Tax Period reflect, in the aggregate, an overpayment of estimated Taxes for such period, a right to a refund of Taxes and/or an amount of Taxes due with such Returns that is less than the amount of cash required to be retained by the respective Merged Entity pursuant to Section 2.03 to pay such Taxes, then within ten (10) Business Days after filing the applicable Return, the Company shall pay the amount of such overpayment, refund, and/or excess cash to GA II (in the case of GA) or Benchmark (in the case of SSLLC).

(b) Returns related to any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (all such Taxes, “Transfer Taxes”) shall be filed by the Party required to file such Returns under applicable Law and such Party shall pay the Transfer Taxes shown thereon; provided that (i) GA II will bear 100% of the economic burden of any Transfer Tax with respect to GA and (ii) Benchmark will bear 100% of the economic burden of any Transfer Tax with respect to SSLLC. The provisions of this Section 6.02(b), and no other provision (including Section 6.03), will govern the allocation between the parties of the economic burden of Transfer Taxes.

Section 6.03 Tax Indemnification.

(a) GA II hereby indemnifies the Company against and agrees to hold it harmless from any (i) Tax of GA relating to a Pre-Closing Tax Period in excess of any required but unpaid Tax distributions by the Company and (ii) liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses) arising out of or incident to the imposition, assessment or assertion of any Tax described in (i), including those liabilities, costs and expenses incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case suffered by the Company after the Closing (the sum of (i) and (ii) being referred to as an “GA Tax Loss”). Benchmark hereby indemnifies the Company against and agrees to hold it harmless from any (i) Tax of SSLLC relating to a Pre-Closing Tax Period in excess of any required but unpaid Tax distributions by the Company and (ii) liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses) arising out of or incident to the imposition, assessment or assertion of any Tax described in (i), including those liabilities, costs and expenses incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case suffered by the Company after the Closing (the sum of (i) and (ii) being referred to as a “SSLLC Tax Loss;” and collectively with any GA Tax Loss, a “Tax Loss”).

(b) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 6.03 is asserted against the Company, the Company shall notify GA II (relating to any Tax of GA) or Benchmark (relating to any Tax of SSLLC) of such claim or demand within 10 days of receipt thereof, and shall give GA II or Benchmark, as applicable, such information with respect thereto as GA II or Benchmark, as applicable, may reasonably request. GA II or Benchmark, as applicable, may discharge, at any time, their indemnification obligation under this Section 6.03 by paying to the Company the amount of the applicable Tax Loss, calculated on the date of such payment. The Company shall not settle or conclude any contest or proceeding (including, without limitation, a Tax audit) relating to Taxes for which indemnification may be sought from GA II or Benchmark, as applicable, under this Section 6.03 without the approval of GA II or Benchmark, as applicable, not to be unreasonably withheld. Neither GA II nor Benchmark shall be liable under this Section 6.03 for any amount arising out of a contest or proceeding of which GA II or Benchmark, as applicable, were not notified as required under this Section 6.03(b) to the extent that the failure to so notify prejudiced GA II or Benchmark, as applicable.

(c) Notwithstanding Section 6.03(a), if GA II’s or Benchmark’s, as applicable, indemnification obligation under this Section 6.03 arises in respect of an adjustment which makes allowable to the Company any deduction, amortization, exclusion from income or other allowance for any taxable period beginning after the Closing Date (a “Tax Benefit”) which would not, but for such adjustment, be allowable, then the Company shall pay over to GA II or Benchmark, as applicable, the tax savings attributable to such Tax Benefit (calculated on a with-and-without basis) as and when realized by the Company; provided, however, that the amount paid to GA II or Benchmark, as applicable, pursuant to this provision with respect to any indemnification obligation shall not exceed the amount paid by GA II or Benchmark, as applicable, pursuant to Section 6.03 with respect to such indemnification obligation.

(d) Except as otherwise provided in Section 6.02(a), the Company shall pay (i) to GA II any refunds of Taxes paid by GA received by the Company with respect to the Pre-Closing Tax Period and (ii) to Benchmark any refunds of Taxes paid by SSLLC received by the Company with respect to the Pre-Closing Tax Period, in each case within ten (10) Business Days of the receipt thereof, it being understood that all such refunds will be claimed in cash rather than as a credit against future Taxes of the Company and/or its Subsidiaries.

Section 6.04 Tax Reporting. The Parties agree to treat, for U.S. federal, state and local Tax purposes, the transaction contemplated by this Agreement and the Conversion Agreement entered into by the Parties on the date hereof, as governed by Sections 351 and 368 of the Code and report consistently with such treatment for all U.S. federal, state and local Tax purposes.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

Section 7.01 Survival. The representations and warranties of any of the Parties hereto contained in this Agreement shall survive the Closing Date until the one year anniversary of the Closing Date. Except as otherwise provided in this Agreement, the covenants and agreements of the Parties contained in this Agreement shall survive Closing and shall continue in full force and effect indefinitely or for the shorter period specified in this Agreement. Any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 7.01 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 7.02 Indemnification.

(a) From and after Closing, the Company hereby indemnifies GA II and Benchmark against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) actually incurred or suffered by GA II or Benchmark arising out of or resulting from any inaccuracy or breach of any representation and warranty (each such inaccuracy and breach, a “Warranty Breach”) or breach of a covenant, in each case of the Company contained in this Agreement.

(b) From and after Closing, GA II hereby indemnifies the Company against and agrees to hold it harmless from any and all Damages actually incurred or suffered by the Company arising out of or related in any way to any Warranty Breach or breach of a covenant, in each case of GA or GA II contained in this Agreement.

(c) From and after Closing, Benchmark hereby indemnifies the Company against and agrees to hold it harmless from any and all Damages actually incurred or suffered by the Company arising out of or related in any way to any Warranty Breach or breach of a covenant, in each case of SSLLC or Benchmark contained in this Agreement.

(d) Notwithstanding any of the provisions of this Article 7, Section 6.03 shall provide the exclusive remedy for the Company’s recovery of any Tax Loss from GA II (with respect to GA) and Benchmark (with respect to SSLLC), and the procedures set forth in Section 6.03 shall govern any claim for indemnification under such provision. Notwithstanding anything contained in this Agreement to the contrary, no Party shall be entitled to seek, nor be entitled to, incidental, indirect punitive, special or consequential damages (including damages for any lost profits) in any Claim for indemnification or recovery of Damages pursuant to this Agreement unless such type of damages are sought against such Party by an unaffiliated or unrelated third party.

Section 7.03 Procedures.

(a) The party seeking indemnification under Section 7.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b) The Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of any Claim asserted by any third party (“Third Party Claim”).

(c) Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) Each Indemnified Party must mitigate in accordance with applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must promptly notify the Indemnifying Party and promptly pay to the Indemnifying Party the extent of the value of the benefit (or, if less, the amount of any such loss previously paid by the Indemnifying Party) to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation).

(e) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 7.02.

Section 7.04 Limitation on Damages. The amount of any Damages payable under Section 7.02 by the Indemnifying Party shall be net of (i) any amounts recovered by the Indemnified Party under applicable insurance policies and (ii) the amount of any Tax Benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages (net of any Tax detriment arising from receipt of any indemnification payment).

Section 7.05 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 7.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (other than any Subsidiary of the Company or any current or former employee or agent of such Persons) (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 7.06 Exclusivity. After the Closing, Article 6 and Section 7.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, other than any claim for fraud. Notwithstanding the foregoing, it is understood that nothing herein shall prohibit any party hereto from exercising its rights to seek equitable relief with respect to a breach of covenant or agreement under any Transaction Document.

ARTICLE 8

MISCELLANEOUS

Section 8.01 Notices.

(a) All notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given (i) three (3) days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, (ii) upon delivery to the recipient in person or by courier, or (iii) upon receipt of a facsimile transmission by the recipient. Such notices, requests and consents shall be given, if to GA II or GA, to:

c/o General Atlantic Service Company, LLC

3 Pickwick Plaza

Greenwich, CT 06830

Attention: Christopher G. Lanning, Esq.

Facsimile: (917) 206-1940

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Matthew W. Abbott, Esq.

Facsimile: (212) 757-3900

if to Benchmark or SSLLC, to:

c/o Benchmark Capital

2480 Sand Hill Road, Suite 200

Menlo Park, California 94025

Attention: Operating Partner

Fax: (650) 854 8183

If to the Company, to:

c/o ServiceSource International, Inc.

634 Second Street

San Francisco, California 94107

Attention: Chief Financial Officer

Fax: (415) 962-3230

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties.

Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Without limiting the manner by which notice otherwise may be given effectively to the Parties pursuant to this Agreement, any notice to the Parties given by the Company under any provision of this Agreement shall be effective if given by a form of electronic transmission consented to by the Party to whom the notice is given. Any such consent shall be revocable by such Party by written notice to the Company.

(b) Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by electronic mail, when directed to an electronic mail address at which the Party has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the Party of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when directed to the Party.

(c) An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Company that the notice has been given by a form of electronic transmission shall, in the absence of fraud or willful misconduct, be prima facie evidence of the facts stated therein.

(d) An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 8.02 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03 Expenses. Except to the extent otherwise expressly provided for in any of the Transaction Documents, all costs and expenses incurred by any Party in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the Closing shall be paid by the Party incurring such costs or expenses.

Section 8.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 8.05 Governing Law. This Agreement is governed by and shall be construed in accordance with Delaware Law, exclusive of its conflict-of-laws principles. In the event of a conflict between the provisions of this Agreement and any provision of the Certificate or the Act, the applicable provision of this Agreement shall control, to the extent permitted by law.

Section 8.06 Consent to Jurisdiction. The parties to this Agreement hereby consent to the non-exclusive jurisdiction of the courts of the State of Delaware in connection with any matter or dispute arising under this Agreement.

Section 8.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.08 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each Transaction Document shall become effective when each party thereto shall have received a counterpart thereof signed by the other party thereto. No Transaction Document is intended to confer upon any Person other than the parties thereto any rights or remedies hereunder.

Section 8.09 Entire Agreement. The Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

Section 8.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above-written.

SERVICESOURCE INTERNATIONAL, INC.

By:

Name:

Title:

GA SS HOLDING LLC

By:

Name:

Title:

GA SS HOLDING II, LLC

By:

Name:

Title:

[Agreement and Plan of Merger]

SSLLC HOLDINGS, INC.

By:

Name:

Title:

BENCHMARK CAPITAL PARTNERS V, L.P.

By:

Name:

Title:

[Agreement and Plan of Merger]

EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

CERTIFICATE OF MERGER

OF

GA SS HOLDING LLC,

a Delaware limited liability company,

AND

SSLLC HOLDINGS, INC.,

a Delaware corporation,

WITH AND INTO

SERVICESOURCE INTERNATIONAL, INC.,

a Delaware corporation

Pursuant to Title 8, Sections 251 and 264(c) of the Delaware General Corporation Law (“DGCL”) and Title 6, Section 18-209 of the Delaware Limited Liability Company Act (“Act”), ServiceSource International, Inc., a Delaware corporation (the “Company”), in connection with (i) the merger of GA SS Holding LLC, a Delaware limited liability company (“GA”), with and into the Company, and (ii) the merger of SSLLC Holdings, Inc., a Delaware corporation (“SSLLC”), with and into the Company (such mergers, together, the “Merger”), hereby certifies as follows:

FIRST: The names and states of domicile of the constituent corporations and limited liability companies to the Merger (the “Constituent Entities”) are:

Name	State of Domicile
ServiceSource International, Inc.	Delaware
GA SS Holding LLC	Delaware
SSLLC Holdings, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of , 2011 (the “Merger Agreement”), by and among the Company, GA, SSLLC, GA SS Holding II, LLC and Benchmark Capital Partners V, L.P., has been approved, adopted, certified, executed and acknowledged by SSLLC in accordance with Sections 228, 251 and 264 of the DGCL and by the Company and GA in accordance with Section 18-209 of the Act.

THIRD: The Company shall be the surviving entity in the Merger. The name of the surviving entity shall be “ServiceSource International, Inc.”.

FOURTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the surviving entity at 634 Second Street, San Francisco, California 94107.

SIXTH A copy of the Merger Agreement will be furnished by the surviving entity, on request and without cost, to any stockholder or member, as appropriate, of any of the Constituent Entities.

SEVENTH: The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the surviving entity.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Merger of the Constituent Entities, pursuant to the DGCL and the Act, under penalties of perjury does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true and, accordingly, has hereunto signed this Certificate of Merger this              day of                     , 2011.

SERVICESOURCE INTERNATIONAL, INC.
a Delaware corporation

By:

Name:

Title:

[ServiceSource International, Inc. - Certificate of Merger]